Exhibit 99.1

Cambium Learning Group Reports First Quarter 2016 Financial Results

Results Positively Impacted by 2015 Debt Refinancing

Reaffirming Full Year Outlook for Bookings, Adjusted EBITDA and Cash Income Growth

DALLAS— May 5, 2016—Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential, announced today financial results for its first quarter ended March 31, 2016.

“Because the first quarter is seasonally the smallest of any year, historically representing less than 15% of full-year Bookings, it is generally not indicative of full-year trends. Therefore, while Bookings in our largest segments did get off to a slow start, our Q1 performance does not change our full-year outlook,” said John Campbell, Chief Executive Officer of Cambium Learning Group. “Our strategic progress so far this year in our development, marketing, and sales initiatives remains on track with our technology-enabled transformation, our second quarter is shaping up to be stronger, and we are gaining momentum for the upcoming school year. We therefore reiterate our unchanged full-year guidance of approximately 20% Bookings growth for Learning A-Z®, 1%-5% Bookings growth for Voyager Sopris Learning™, and 10%-20% Bookings growth for ExploreLearning®.”

First Quarter 2016 Financial Highlights

For the quarter ended March 31, 2016, the Company reported the following financial results:

	Three Months Ended March 31,
(in millions)	2016	2015	$ Change
GAAP net revenues	$33.7	$31.5	$2.2
GAAP net loss	(0.1)	(2.5)	2.4
EBITDA	6.1	6.3	(0.2)
Adjusted EBITDA	6.4	6.4	—
Adjusted EBITDA margin %	19%	20%

Bookings	$21.3	$22.1	$(0.8)
Cash income	(10.8)	(7.3)	(3.5)
Cash income margin %	-51%	-33%

Cambium Learning Group’s business is highly seasonal; the first quarter historically represents less than 15% of Bookings, which tend to build through the second quarter and peak during the third quarter, representing by far the preponderance of Bookings, revenue, and income each year. As a result of seasonality, the Company has historically reported a net loss and negative Cash Income for the first quarter.

•	Bookings for the quarter ended March 31, 2016 decreased by 4% to $21.3 million compared with $22.1 million in the first quarter of 2015.
•

GAAP net revenues for the quarter ended March 31, 2016 increased by 7% to $33.7 million compared with $31.5 million in 2015. Although Bookings declined in the quarter, GAAP net revenues include a significant amount of recognition generated from prior period Bookings.  GAAP net revenues by segment for the first quarter of 2016, and the change from the first quarter of 2015, were as follows:

o	Learning A–Z—$15.7 million, increased $2.8 million or 22%
o	Voyager Sopris Learning—$12.3 million, decreased ($1.4) million or (10%)
o	ExploreLearning—$5.6 million, increased $0.8 million or 17%

Cambium Learning Group, Inc./Page 2

•

Adjusted EBITDA was $6.4 million, in line with 2015 as the increase in GAAP net revenues is offset by strategic investments into high-return, technology-enabled opportunities through segment-specific development, marketing and sales programs to support strong full-year and long-term growth.

•

Cash Income was ($10.8) million compared to ($7.3) million reported in the first quarter of 2015, due to lower Bookings in the first quarter of 2016 and higher expenses due to the ramp up of investments to support growth. Capital expenditures reflect planned investments in product development and totaled $5.0 million in the first quarter of 2016 versus $4.8 million in the first quarter of 2015.

•

The Company had cash and cash equivalents of $4.9 million at March 31, 2016. For the first quarter of 2016, cash used in operations was $8.3 million, cash used in investing activities was $5.0 million, and cash provided by financing activities was $9.6 million. At March 31, 2016, the principal amount of term loans outstanding was $104.0 million and the revolving credit facility outstanding was $10.5 million.

•

The Company reported a net loss of $0.1 million during the first quarter 2016 compared to a $2.5 million net loss in the first quarter of 2015. Net interest expense was $1.8 million for the quarter ended March 31, 2016, down $1.9 million from the first quarter 2015 as a result of the debt refinancing completed in December 2015.

First Quarter 2016 Segment Highlights

Bookings, Adjusted EBITDA, and Cash Income changes by segment for the three months ended March 31, 2016, compared to the same period of 2015 were:

	Q1 - 2016 % Change
	Bookings	Adjusted EBITDA	Cash Income
Learning A-Z	(3)%	15%	(197)%
Voyager Sopris Learning	(13)%	(99)%	(79)%
ExploreLearning	64%	21%	25%
Shared Services		1%	(1)%
Cambium Learning Group, Inc.	(4)%	1%	(49)%

Bookings decreased 4% for the first quarter of 2016 compared to 2015. By segment:

•

Learning A-Z reported a 3% Bookings decrease compared to prior year, attributable to a higher number of early renewals in late 2015 and slower first quarter pacing in 2016. Full-year expectations for Bookings growth of approximately 20% for Learning A-Z remain unchanged, with growth anticipated to accelerate in the second or third quarter of the year.

•

Voyager Sopris Learning reported a 13% decrease for the first quarter of 2016 versus prior year.  First quarter 2015 pacing was stronger than normal in this segment due to timing of sales, representing 17% of full-year Bookings versus 14% in 2014 and 2013. Pacing in 2016 is expected to align more closely to historical patterns. Full-year expectations for Bookings growth between 1% and 5% for Voyager Sopris Learning remain unchanged, with growth beginning in the second or third quarter of the year.

•

ExploreLearning experienced 64% growth in Bookings for the first quarter of 2016 versus prior year.  As expected, first quarter 2016 Bookings were favorably impacted by timing of renewals, which tend to fluctuate in this segment from quarter to quarter, and also from strong momentum from Reflex® and the Gizmos® simulations which are now upgraded to HTML5. Full-year expectations for Bookings growth between 10% and 20% for ExploreLearning remain unchanged, as pacing for the first quarter is strong but attributable in large part to timing of sales.

•

Technology-enabled Bookings represented 57% of total first quarter 2016 Bookings versus 60% of total first quarter 2015 Bookings, due to the slow first quarter pacing in the Learning A-Z and Voyager Sopris Learning segments.

2016 Outlook

Mr. Campbell concluded, “We are focused on our full-year objectives and the solid execution of our development, marketing and sales initiatives as we progress toward the seasonally more significant quarters leading up to the new

Cambium Learning Group, Inc./Page 3

school year. We are excited about our 2016 prospects and the completion of our technology-enabled transformation this year.”

The Company’s technology-enabled products continue to receive industry recognition. Cambium Learning Group recently received 13 Best Educational Software (BESSIE) awards sponsored by The ComputED Gazette, including 10 awards for Learning A-Z, spanning six of its products, two awards for ExploreLearning, and one award for Voyager Sopris Learning. The Company’s products are also finalists for 11 Software and Information Industry Association SIIA CODiE Awards, with winners to be announced later this month.

Company expectations for 2016 are unchanged and include the following:

•

Learning A-Z: The Company expects Learning A-Z to continue to show strong double-digit Bookings growth in 2016, estimated at approximately 20%, with consistent Adjusted EBITDA and Cash Income margins. Learning A-Z will continue to make aggressive investments in development, marketing and sales to fuel future growth. Capital expenditures for product development are expected to be roughly $8.0 million in 2016.

•

Voyager Sopris Learning: The Company expects this segment to return to top line growth in 2016, with a slight Bookings increase — likely in the 1% to 5% range — as the growth of newer and technology-enabled solutions is expected to outpace the continued decline of legacy print-based products.

Voyager Sopris Learning plans to continue to maintain its more effective cost structure, but in 2016 will be primarily focused on its return to growth. Voyager Sopris Learning plans to make investments in this growth, especially in sales and marketing, to fuel the success of the newer and technology-enabled solutions and to support the launch of Velocity in the second quarter of the year. As such, the 2016 Cash Income dollars and margin are expected to remain relatively consistent or increase slightly compared with 2015. GAAP net revenue growth will be slowed by the continued transition to technology-enabled subscription solutions, which are generally recognized over the subscription period rather than up front like print orders. Therefore, Adjusted EBITDA dollars and margin are expected to decline in 2016.  Capital expenditures for product development are expected to be roughly $7.5 million in 2016.

•

ExploreLearning: The Company expects ExploreLearning Bookings growth to accelerate in 2016, as the entire library of Gizmos simulations is now upgraded to HTML5 and Reflex continues to show strong momentum. The Bookings growth is expected to range between 10% and 20%. Adjusted EBITDA and Cash Income margins are expected to grow slightly in 2016, as this segment gains scale but continues to invest aggressively in development, marketing and sales. Capital expenditures for product development are expected to be roughly $2.5 million in 2016.

•

Companywide: The Company expects low double-digit Bookings and Adjusted EBITDA growth, and expects Cash Income growth to meet or exceed the Bookings growth rate. Overall capital expenditures are expected to range between $21 million and $22 million, given product development plans as noted above, plus roughly $3.0 million of general capital expenditures.

Conference Call

Management will conduct a conference call at 9 a.m. EDT today (May 5, 2016) to discuss its financial results. Participants are encouraged to listen to the presentation via a live web broadcast at www.cambiumlearning.com in the Investor Relations section. In addition, a live dial-in is available at 720.634.2941 or 855.899.0417, passcode #78627174.

A replay will be available at 404.537.3406 or 855.859.2056, passcode #78627174, until May 6, 2016. The webcast also will be archived on the Company’s Investor Relations pages.

Non-GAAP Financial Measures

Bookings, EBITDA, Adjusted EBITDA, and Cash Income are not prepared in accordance with GAAP and may be different from similarly named, non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes these non-GAAP measures provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company and provide investors with a view of the Company’s operations from management’s perspective. Adjusted EBITDA and Cash Income remove significant purchase accounting, non-operational, or certain non-cash items from earnings. The Company

Cambium Learning Group, Inc./Page 4

uses Bookings, Adjusted EBITDA, and Cash Income to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress toward performance targets, which directly affect compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company’s liquidity. The Company’s presentation of Bookings, EBITDA, Adjusted EBITDA, and Cash Income should not be construed as an indication that our future results will be unaffected by unusual, non-operational, or non-cash items.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company committed to helping all students reach their full potential. Cambium Learning accomplishes this goal by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units: Learning A–Z® (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), Kurzweil Education™ (www.kurzweiledu.com), and Voyager Sopris Learning™ (www.voyagersopris.com). Together, these business units provide breakthrough technology solutions for online learning and professional support; best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (NASDAQ: ABCD), is based in Dallas, Texas. For more information, visit www.cambiumlearning.com.

Media and Investor Contact:
Barbara Benson
Cambium Learning Group, Inc.
investorrelations@cambiumlearning.com

LHA
Jody Burfening/Carolyn Capaccio
212.838.3777
ccapaccio@lhai.com

Forward-Looking Statements

Some of the statements contained herein constitute forward-looking statements.  These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K–12 enrollment and demographic trends, the level of educational funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K and other reports filed with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

Cambium Learning Group, Inc./Page 5

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net revenues	$33,674	$31,471
Cost of revenues:
Cost of revenues	7,007	6,886
Amortization expense	3,650	4,003
Total cost of revenues	10,657	10,889
Research and development expense	3,120	2,477
Sales and marketing expense	12,311	10,644
General and administrative expense	5,002	5,215
Shipping and handling costs	159	174
Depreciation and amortization expense	841	993
Total costs and expenses	32,090	30,392
Income before interest, other income (expense) and income taxes	1,584	1,079
Net interest expense	(1,764)	(3,674)
Other income, net	—	215
Loss before income taxes	(180)	(2,380)
Income tax benefit (expense)	78	(118)
Net loss	$(102)	$(2,498)
Net loss per common share:
Basic	$(0.00)	$(0.05)
Diluted	$(0.00)	$(0.05)
Average number of common shares and equivalents outstanding:
Basic	45,739	45,479
Diluted	45,739	45,479

Cambium Learning Group, Inc./Page 6

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,900	$8,645
Accounts receivable, net	9,574	14,640
Inventory	4,436	4,694
Restricted assets, current	1,254	1,265
Other current assets	9,383	9,981
Total current assets	29,547	39,225
Property, equipment and software at cost	58,182	55,824
Accumulated depreciation and amortization	(34,737)	(33,284)
Property, equipment and software, net	23,445	22,540
Goodwill	47,842	47,842
Acquired curriculum and technology intangibles, net	2,351	2,731
Acquired publishing rights, net	1,240	1,459
Other intangible assets, net	2,952	3,231
Pre-publication costs, net	16,913	16,441
Restricted assets, less current portion	2,814	3,099
Other assets	4,695	4,817
Total assets	$131,799	$141,385

Cambium Learning Group, Inc./Page 7

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,166	$1,993
Accrued expenses	8,871	14,224
Revolving credit facility	10,500	—
Current portion of long-term debt	4,725	3,850
Deferred revenue, current	61,582	74,107
Total current liabilities	87,844	94,174
Long-term liabilities:
Long-term debt	96,269	97,872
Deferred revenue, less current portion	10,220	11,481
Other liabilities	11,451	12,027
Total long-term liabilities	117,940	121,380
Stockholders' equity (deficit):
Preferred stock ($.001 par value, 15,000 shares authorized, zero shares issued and outstanding at March 31, 2016 and December 31, 2015)	—	—
Common stock ($.001 par value, 150,000 shares authorized, 52,293 and 52,268 shares issued, and 45,761 and 45,736 shares outstanding at March 31, 2016 and December 31, 2015, respectively)	52	52
Capital surplus	285,555	285,306
Accumulated deficit	(344,077)	(343,975)
Treasury stock at cost (6,532 shares at March 31, 2016 and December 31, 2015)	(12,784)	(12,784)
Accumulated other comprehensive loss:
Pension and postretirement plans	(2,731)	(2,768)
Accumulated other comprehensive loss	(2,731)	(2,768)
Total stockholders' equity (deficit)	(73,985)	(74,169)
Total liabilities and stockholders' equity (deficit)	$131,799	$141,385

Cambium Learning Group, Inc./Page 8

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Net Loss to Cash Income

(unaudited)

	Three Months Ended March 31,
(in thousands)	2016	2015
Net loss	$(102)	$(2,498)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	4,491	4,996
Net interest expense	1,764	3,674
Income tax (benefit) expense	(78)	118
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	6,075	6,290
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	(215)
Merger, acquisition and disposition activities	154	181
Stock-based compensation and expense	208	135
Adjusted EBITDA	6,437	6,391
Change in deferred revenues	(13,786)	(9,448)
Change in deferred costs	1,538	568
Capital expenditures	(4,990)	(4,783)
Cash income	$(10,801)	$(7,272)

Cambium Learning Group, Inc./Page 9

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Bookings to Net Revenues by Segment - 2016

(unaudited)

	Three Months Ended March 31, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$8,166	$10,553	$2,599	$21,318
Change in deferred revenues	7,650	3,133	3,003	13,786
Other	(88)	(1,350)	8	(1,430)
Net revenues	$15,728	$12,336	$5,610	$33,674

Reconciliation of Net Income (Loss) to Cash Income by Segment - 2016

(unaudited)

	Three Months Ended March 31, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income (loss)	$7,925	$(49)	$1,825	$(9,803)	$(102)
Reconciling items between net income and EBITDA:
Depreciation and amortization expense	—	—	—	4,491	4,491
Net interest expense	—	—	—	1,764	1,764
Income tax benefit	—	—	—	(78)	(78)
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	7,925	(49)	1,825	(3,626)	6,075
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Merger, acquisition and disposition activities	—	—	—	154	154
Stock-based compensation and expense	53	67	28	60	208
Adjusted EBITDA	7,978	18	1,853	(3,412)	6,437
Change in deferred revenues	(7,650)	(3,133)	(3,003)	—	(13,786)
Change in deferred costs	853	419	266	—	1,538
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	1,181	(2,696)	(884)	(3,412)	(5,811)
Capital expenditures − pre-publication costs	(1,254)	(655)	(147)	—	(2,056)
Capital expenditures − software development costs	(604)	(1,357)	(396)	—	(2,357)
Capital expenditures − general expenditures	(237)	(147)	(67)	(126)	(577)
Cash income	$(914)	$(4,855)	$(1,494)	$(3,538)	$(10,801)

Cambium Learning Group, Inc./Page 10

Cambium Learning Group, Inc. and Subsidiaries

Deferred Revenue by Segment - 2016

(unaudited)

	March 31, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Deferred revenue, current	$34,821	$14,686	$12,075	$61,582
Deferred revenue, less current portion	4,180	3,992	2,048	10,220
Deferred revenue	$39,001	$18,678	$14,123	$71,802

Deferred Costs by Segment - 2016

(unaudited)

	March 31, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Deferred costs, current	$3,630	$2,475	$1,039	$7,144
Deferred costs, less current portion	449	679	183	1,311
Deferred costs	$4,079	$3,154	$1,222	$8,455

Reconciliation of Bookings to Net Revenues by Segment - 2015

(unaudited)

	Three Months Ended March 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$8,427	$12,138	$1,581	$22,146
Change in deferred revenues	4,509	1,736	3,203	9,448
Other	(1)	(128)	6	(123)
Net revenues	$12,935	$13,746	$4,790	$31,471

Cambium Learning Group, Inc./Page 11

Reconciliation of Net Income (Loss) to Cash Income by Segment - 2015

(unaudited)

	Three Months Ended March 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income (loss)	$6,873	$1,356	$1,515	$(12,242)	$(2,498)
Reconciling items between net income (loss) and EBITDA:
Depreciation and amortization expense	—	—	—	4,996	4,996
Net interest expense	—	—	—	3,674	3,674
Income tax expense	—	—	—	118	118
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	6,873	1,356	1,515	(3,454)	6,290
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	—	—	(215)	(215)
Merger, acquisition and disposition activities	—	—	—	181	181
Stock-based compensation and expense	36	41	16	42	135
Adjusted EBITDA	6,909	1,397	1,531	(3,446)	6,391
Change in deferred revenues	(4,509)	(1,736)	(3,203)	—	(9,448)
Change in deferred costs	351	(90)	307	—	568
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	2,751	(429)	(1,365)	(3,446)	(2,489)
Capital expenditures − pre-publication costs	(1,111)	(799)	(112)	—	(2,022)
Capital expenditures − software development costs	(433)	(1,382)	(406)	—	(2,221)
Capital expenditures − general expenditures	(268)	(104)	(96)	(72)	(540)
Cash income	$939	$(2,714)	$(1,979)	$(3,518)	$(7,272)